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                                                                   EXHIBIT 10.41

                        EMPLOYMENT SEVERANCE AGREEMENT,
                   SETTLEMENT AGREEMENT AND GENERAL RELEASE
                   ----------------------------------------


This Employment Severance Agreement, Settlement Agreement, and General Release ("Agreement") is made and entered into by and between Kevin E. Villani ("Employee") and Imperial Credit Industries, Inc. (the "Employer").

Employee has been an employee of Employer and his active employment with Employer has ended effective September 30, 1999 (the "Termination Date"), notwithstanding that Employee and Employer had entered into that certain Employment and Non-Competition Agreement dated as of January 1, 1997 (the "Employment Agreement"). Employee and Employer desire to settle fully and finally any differences between them, including, but not limited to, any differences that might arise out of Employee's employment with Employer, and the termination thereof.

In consideration of the mutual covenants and conditions hereof, the parties agree as follows:

     l.   General Construction
          --------------------

          This Agreement shall not in any way be construed as an admission by the parties that either has acted wrongfully or performed inadequately during the period of Employee's employment.

     2.   Termination of Employment
          -------------------------

          Employee represents, understands and agrees that his active employment with Employer has ended on the Termination Date. Employee's status as President and Director of Imperial Credit Asset Management, Inc. ("ICAM") shall terminate on December 31, 1999. Employee shall remain a Director and the Vice Chairman of Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC") (unless, in the case of the Vice Chairman position, the directors of ICCMIC appoint new officers) and of Imperial Credit Commercial Asset Management Corp. ("ICCAMC") until the latter of the Effective Time of the Merger or the payment for the Management Contract by or on behalf of ICCMIC (as these terms are defined in the Merger Agreement between ICCMIC and Employer dated July 22, 1999 (the "Merger Agreement")). Employee will not otherwise seek or demand employment with Employer or any of its subsidiaries. Employee's resignation from all of Employer's subsidiary boards, officer positions and committees shall be effective on the Termination Date, except as specified above, and provided that Employee shall resign as of December 31, 1999, from the Board of Directors of Employer and Southern Pacific Bank. Employee and Employer represent that

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neither has filed and neither will file any complaints, charges or lawsuits with any governmental agency or any court related to the termination of Employee's employment.

     3.   Compensation and Severance Consideration
          -----------------------------------------

          (a) Employer agrees to pay Employee for all accrued but unused vacation days through December 31, 1999, such payment to be made promptly after that date. ICAM shall pay Employee his current Base Salary from the Termination Date through December 31, 1999. Thereafter, in consideration of and conditioned upon Employee's success in bringing about the merger with ICCMIC and the successful implementation of the Merger Agreement, severance compensation equal to Employee's current Base Salary shall be paid in the form of salary continuation through December 31, 2002, less deductions for taxes and employee benefit contributions. Employee shall be entitled to all benefits of employment other than vacation accrual, automobile allowance, and such other matters as are set forth in Paragraph 4 below, during the Base Salary continuation period. Effective January 1, 2003, all such benefits of employment shall cease. Notwithstanding the provisions of the final two sentences of the last paragraph of Section 9 of the Employment Agreement (i.e., the final two sentences of the paragraph beginning "Severance Amount"), in the event the Employee becomes an employee or independent contractor of one or more companies following the Termination Date, the Severance Amount shall be adjusted to equal the annual rate of $350,000 minus the Employee's annual compensation in excess of $150,000 pro rated at his new employers. No Severance Amount shall be paid if the Employee's total annual cash compensation at his new employers exceeds $500,000. Employee agrees to cooperate fully with Employer in the timely determination of the annual amount of such other compensation and shall, upon request, provide Employer with copies of his W-2 statements, Form 1099s, tax returns on Form 1040 and other documents as may reasonably be requested by Employer.

          (b) Employer agrees to pay Employee a cash bonus for Employee's performance during calendar year 1999 of $200,000 contingent upon the successful funding and closing of a collateralized loan obligation fund identified as Pacifica Partners Enhanced Loan Investment Ltd. Notwithstanding the preceding sentence, if the total dollar amount of assets acquired by the Fund is less than $250 million, no cash bonus shall be required to be paid for 1999 performance, although Employer retains the sole discretion to pay a reduced cash bonus.

          (c) Employer agrees to pay Employee a $50,000 cash bonus at such time as Employee receives payment of his account balance pursuant to Section 7.2 of the DEC Plan (as defined below).

          (d) In connection with and as a result of (i) the successful closing of the ICCMIC merger or (ii) payment by ICCMIC or a third party acquiror of ICCMIC to ICCAMC for the termination of the Management Contract, Employer agrees to pay Employee a success bonus in the amount of 1 1/2% of the positive difference between the appraised value of the Management Contract and $15 million or 1 1/2% of the amount paid by or on behalf of ICCMIC

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for termination of the Management Contract in excess of $15 million, respectively. By way of example, at an appraised value of $35 million, the success bonus will be $300,000.

          (e) Employer and ICCMIC have entered into the Merger Agreement. Employer recognizes that Employee was required to cancel his outstanding grants of ICCMIC common stock options so that Employer could qualify under applicable Maryland law to enter into the Merger Agreement and that such options are currently valued, based on the $11.50 per share offer price in the Merger Agreement, at $1.10 per share for options issued at $15.00 and $2.50 per share for options issued at $9.00. Accordingly, Employer agrees to pay Employee at the Effective Time of the Merger (as that term is defined in the Merger Agreement) for all of his canceled ICCMIC options, or, if such Merger Agreement is terminated in favor of a Superior Proposal, (as that term is defined in the Merger Agreement), at the same per share dollar amount as the active employees of ICCAMC shall receive and at the same time as such active employees receive value for their ICCMIC options.

          (f) If the merger with ICCMIC is consummated by Employer, then Employer agrees to establish a separate bonus pool consisting of 5% of the profits to be realized by Employer upon closing of the merger transaction and upon further liquidation of ICCMIC's assets. Employer's Chief Executive Officer ("CEO"), using a conservative definition of "profits" defined as the before tax (equivalent) cash profits realized in the acquisition of ICCMIC and liquidation of ICCMIC assets, taking into account among other things Employer's customary capital charge, a deduction for the full appraised value of the Management Contract, and the value of Employer's stock ownership in ICCMIC at $11.50 per share or as may be increased following appraisal of the Management Contract, will certify that the calculation of "profits" conforms with the methodologies and calculations agreed with the Chairman of Employer's Compensation Committee, as indicated in the projected pro-forma "Value of Acquisition" attached as Exhibit A. Employer agrees to pay Employee 3% of the profits as so determined in recognition of Employee's role, including in his capacity as a Consultant to Employer, in completing and implementing the merger transaction and related asset liquidation. The initial distribution shall be made from cash available as a result of the funds held by ICCMIC post-merger and amounts received upon liquidation of ICCMIC assets in excess of the acquisition purchase price, which includes Employer's stock ownership in ICCMIC, the capital charge to ICCMIC, the full appraisal value of the Management Contract and related transaction expenses required to be paid by ICCMIC and Employer. Subsequent distributions will be made upon liquidation of ICCMIC assets and will take into account all tax benefits available, or reasonably estimated to be available, to Employer as a result of the merger and sale of ICCMIC assets through December 31, 2000, such date being the date of final distribution to Employee from this bonus pool. If a Superior Proposal is accepted by the Board and shareholders of ICCMIC or for any other reason no transaction between Employer and ICCMIC occurs, this bonus pool shall not be established and Employee shall receive no payment hereunder.

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     4.   Medical Coverage; Other Benefits
          --------------------------------

          (a) Without limiting the materiality of other paragraphs of this Agreement, it is agreed that the provisions of this Paragraph 4 are a material part of this Agreement.

          (b) Employer agrees to maintain Employee on an Employer health care plan through the end of the current Base Salary continuation period, under the same terms applicable to existing employees of Employer.

          (c) Employer may elect to change the plan offered to all Employer's employees and in such event, Employee agrees to accept the level of coverage offered to all existing employees at his level.

          (d) Employee's benefit period under COBRA shall begin on January 1, 2003.

          (e) Employee's eligibility to participate in ICII's Deferred Executive Compensation Plan ("DEC") and the ICII 401(k) Plan shall cease upon Employee's termination of his employment status at ICAM. Amounts previously contributed as Employer matching funds shall continue to vest according to the terms of the DEC Plan and the ICII 401(k) Plan for so long as Employee remains an employee of ICAM.

          (f) All unexercised grants of ICII common stock options previously issued to Employee shall remain outstanding and shall continue to vest in accordance with each such option grant's original vesting schedule until June 30, 2002, provided that Employee remains a consultant to Employer until that date, pursuant to a separate Agreement for Consulting Services between Employee and Employer, effective as of September 30, 1999.

          (g) Employee and Employer agree to cooperate fully with one another in implementing the provisions of this Paragraph 4.

     5.   Confidentiality
          ---------------

          Both parties represent and agree that they will keep the terms, payment amounts and existence of the Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone other than the Employee's spouse, prospective employers and professional advisors of Employee and representatives, employees, agents and regulatory authorities of Employer, who, if told such matters, will be informed of this confidentiality clause, except as required by legal process.

     6.   Representation
          --------------

          Employee and Employer represent and agree that (i) they fully understand their right to discuss all aspects of this Agreement with their respective attorneys, if any, if they

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desire, (ii) they each have carefully read and fully understand all of the provisions of this Agreement and (iii) they are voluntarily entering into this Agreement.

     7.   General Release
          ---------------

          As a material inducement to Employer's decision to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Employer and its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them, or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to rights under federal, state or local laws which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold, or which Employee at any time hereinafter may have, own or hold, or claim to have, own or hold against Employer or any of the other parties, including any claims for compensation or benefits that could be asserted under the Employment Agreement, but not including claims arising out of the breach of this Agreement.

          Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of
Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the parties, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in his favor at the time of execution hereof, and this Agreement contemplates the extinguishment of all such claim or claims, except any claim arising out of the breach of this Agreement.

          Notwithstanding the foregoing or any other provision hereof, Section 5 regarding indemnification, Section 9(c) and Sections 10 through 17 of the Employment Agreement shall remain in full force and effect for the period set forth in the Employment Agreement, except as modified by this paragraph, as follows: (i) the proviso in Section 9(c) of the Employment Agreement concerning suspension of severance payments and benefits shall

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apply only in the case of employment or retention in an asset management capacity in the reasonable opinion of Employer's Board of Directors; (ii) the term "affiliates" in Sections 10(a) and (b) of the Employment Agreement shall apply only to legal subsidiaries of the Employer; and (iii) Section 10(a) of the Employment Agreement shall apply only to the asset management business. For the avoidance of doubt, Employee understands and agrees that Section 10 of the Employment Agreement applies without regard to geographic limitations to, among other things, ICAM, its officers and the collateralized loan obligation and hedge funds it manages and advises, and Employee will not accept employment or consult with any such officers if they should leave ICAM, unless Employee obtains the prior written consent of Employer.

     8.   Nondisparagement, Cooperation and Support
          ------------------------------------------

          (a) Employee agrees not to make any disparaging remarks about Imperial Credit Industries, Inc., its subsidiaries or affiliates, or any of its or their officers, directors and employees. Employee agrees to observe fully the restrictions of Section 10 (c) of the Employment Agreement in this regard.

          (b) Employee represents and agrees that he will not voluntarily provide testimony, documents, information or any other material to any party or their counsel involved in litigation against Employer or threatened litigation against Employer. If requested by any party or their counsel to provide such testimony, documents, information or other materials, Employee agrees to notify the Office of the General Counsel of Employer, in writing, within forty-eight
(48) hours of such a request. Such written notification shall be made to Irwin L. Gubman, Esq., 23550 Hawthorne Blvd., Suite 240, Torrance, CA 90505.

          (c) If served with a valid subpoena or other valid formal process, Employee agrees to meet with counsel designated by Employer to prepare for his testimony, production of documents, information or other materials. Employee agrees that he will cooperate with counsel designated by Employer for such purposes. Employer will reimburse Employee for any documented lost salary or other documented and reasonable out-of-pocket expenses connected with such cooperation. If Employee provides testimony, documents, information or other materials in response to a valid subpoena or other valid formal judicial process, Employee agrees to provide only truthful and accurate testimony in any proceeding involving Employer.

          (d) Employee agrees that, for the duration of his Agreement for Consulting Services and for two years beyond its termination, he will not advise, participate, act in concert, conspire, form or join any group, or work or consult with any party seeking to acquire control of Employer or its subsidiaries or its or their major divisions. For this purpose, "control" shall mean "Change in Control" as defined in Section 1(b)(3) of Employer's DEC Plan, amended January 27, 1999; provided, however, that this Section 8(d) shall not apply to any proposed transaction approved in advance by the Incumbent Directors of Employer's Board (as defined in Section 1(b)(3)(iii) of the DEC Plan).

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          (e)  Violation of this Paragraph 8 in the good faith opinion of the
Board of Directors of Employer (the "Board") shall result in the immediate termination of this Agreement. Prior to any such decision by the Board, Employee shall be given a reasonable opportunity to be heard before the full Board. Employer also may pursue any other remedy available at law or in equity.

     9.   Revocation
          ----------

          Employee has a period of seven (7) days following the execution of this Agreement by all parties hereto to revoke this Agreement by providing written notice of such revocation to Irwin L. Gubman, ICII's General Counsel. This Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without Employee having exercised Employee's right of revocation.

     10.  Federal Age Discrimination in Employment Act
          --------------------------------------------

          Employee fully understands, acknowledges and agrees that among the claims Employee is waiving, releasing and forever discharging by the execution of this Agreement are all claims arising under the Federal Age Discrimination in
Employment Act of 1967, 29 U.S.C. section 621 et seq.   Employee further fully
                                              -------
understands, acknowledges and agrees that Employee:

          (a) Has been given at least twenty-one (21) days within which to consider this Agreement before executing it.

          (b) Has carefully read and fully understands all of the terms and provisions of this Agreement.

          (c) Is, by the execution of this Agreement, waiving, releasing and forever discharging Employer from all claims that Employee has or may have against the Employer, including but not limited to any claims of age discrimination.

          (d) Knowingly and voluntarily agrees to all of the terms and provisions of this Agreement.

          (e) Knowingly and voluntarily intends to be legally bound by all of the terms and provisions of this Agreement.

          (f) Was previously advised, and is hereby further advised, in writing to consult with an attorney of Employee's choice before executing this Agreement.

          (g) Has a period of seven (7) days following the execution of this Agreement by all parties hereto to revoke this Agreement by providing written notice of such revocation to Irwin L. Gubman and was previously advised, and is hereby further advised, in

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writing that this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without Employee having exercised Employee's right of revocation.

          (h) Understands that any claims under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. section 621 et seq., that may arise after
                                                 ------
the date this Agreement is executed by all parties hereto are not waived.

          If Employee does not revoke this Agreement within the seven (7) day revocation period described in Paragraph 8 above, Employee agrees to mail to Mr. Gubman the original of a letter Employee has executed confirming Employee has not exercised Employee's right to revoke. Promptly after receipt of said letter as executed by Employee, Employer agrees to implement Paragraph 3 of this Agreement.

     11.  General Provisions
          ------------------

          (a) The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

          (b) The terms of this Agreement shall inure to the benefit of and be binding upon the parties and their successors, agents, heirs, parent companies, subsidiaries and assigns.

          (c) Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in the City of Los Angeles in accordance with the laws of the State of California by one arbitrator. If the parties cannot agree on the appointment of an arbitrator, then the arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of an arbitrator which shall be as provided in this Paragraph 11. The cost of any arbitration proceeding hereunder shall be borne equally by the Employer and the Employee. The award of the arbitrator shall be binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

               If it shall be necessary or desirable for the Employee to retain legal counsel and incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, and provided that the Employee substantially prevails in the enforcement of such rights, the Employer shall pay (or the Employee shall be entitled to recover from the Employer, as the case may be) the Employee's reasonable attorneys' fees and costs and expenses in connection with the enforcement of his rights including the enforcement of any arbitration award.

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       (d)  This Agreement and any amendment or supplement hereto may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       (e) This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, negotiations and other dealings between the parties. This Agreement may only be amended in writing by a written amendment signed by both the Employer and Employee.

THIS AGREEMENT is executed by or on behalf of the parties as of the date set forth after each party's signature.


___________________________________
Name:  Kevin E. Villani
Date:

IMPERIAL CREDIT INDUSTRIES, INC.


By:________________________________
Date:

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                                   EXHIBIT A
                                   ---------

                         ICCMIC LIQUIDATION BONUS PLAN

 1. BACKGROUND

 ICII has entered into a definitive agreement to acquire ICCMIC. The transaction has taken about eight months to engineer and negotiate. Closing this transaction offers ICII to earn substantial profits over and above the profits available from the sale of the ICCMIC management contract. The profits will be partly locked in at the time of close, and partly at risk. This proposed profit sharing program provides the appropriate incentive compensation to maximize the value to ICII. It is conservatively structured to safeguard shareholder value. It is a temporary plan, and does not supplant any existing plans.


 2. DEFININITION OF PROFITS

 Profits are to be (conservatively) defined as before tax (equivalent) cash profits, after a full capital charge and the deduction for the value of the management contract. The attached Value of Acquisition exhibit updates the previous exhibits, extended in several ways. First, all numbers are presented in discounted present value terms. Second, the value of tax benefits that are still at risk at closing are discounted by two thirds. Hence the projected pro-forma risk adjusted return is show as $61.570 million. Approximately three fourths will be locked in at close (since the tax benefits not locked in are already discounted). The remaining value depends on the prices achieved for the assets yet to be liquidated. The transaction does not anticipate requiring ICII liquidity.


 3. DISTRIBUTION OF BONUS POOL

 The total bonus pool is 5% of profits, as defined above. Kevin Villani will receive a minimum of 3% of profits, with the remaining 2% distributed according to a formula agreed to by Wayne and Kevin. The initial distribution will be made at closing for the discounted value of tax benefits in the schedule, and any other realized benefit from liquidation of assets up to that point. Subsequent distributions will be made at the end of each quarter, with the last distribution no later than December 31, 2000.

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